                            QUASAR DISTRIBUTORS, LLC
                            615 EAST MICHIGAN STREET
                               MILWAUKEE, WI 53202

                                DEALER AGREEMENT

     This Agreement is made and effective as of this ____ day of __________, 20__, between Quasar Distributors, LLC ("Quasar"), a Delaware limited liability company, and ___________________________ ("Dealer"), a ___________________.

     WHEREAS, First American Strategy Funds, Inc., First American Funds, Inc. and First American Investment Funds, Inc. (collectively, the "Fund Companies") are registered under the Investment Company Act of 1940, as amended ("1940 Act"), as open-end investment companies and currently offer for public sale shares of common stock or beneficial interest ("Shares") in the separate series of the Fund Companies listed on Schedule A, as may be amended from time to time (each, a "Fund");

     WHEREAS, the Shares are registered for public sale under the Securities Act of 1933 and are qualified for sale in certain states and jurisdictions of the United States;

     WHEREAS, Quasar serves as principal underwriter in connection with the offering and sale of the Shares of each Fund pursuant to a Distribution Agreement; and

     WHEREAS, Dealer desires to serve as a selected dealer for the Shares of the Funds.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Quasar and Dealer agree as follows:

     1. OFFERS AND SALES OF SHARES.

     (a) Dealer agrees to offer and sell Shares only at the public offering price currently in effect, in accordance with the terms of the then-current prospectus(es), including any supplements or amendments thereto, of each Fund ("Prospectus"). Dealer agrees to act only as agent on behalf of its customers ("Customers") in such transactions and shall not have authority to act as agent for the Funds, for Quasar, or for any other dealer in any respect. All purchase orders are subject to acceptance by Quasar and the relevant Fund and become effective only upon confirmation by Quasar or an agent of the Fund. In its sole discretion, either the Fund or Quasar may reject any purchase order and may, provided notice is given to Dealer, suspend sales or withdraw the offering of Shares entirely.

     (b) Dealer understands and acknowledges that each Fund offers its Shares in multiple classes, each subject to differing sales charges and financing structures. Dealer hereby represents and warrants that it has established compliance procedures designed to ensure that Customers are made aware of the terms of each available class of the applicable Fund's Shares, to ensure that each Customer is offered only Shares that are suitable investments of that Customer and to

First American 10/28/2009
ensure proper supervision of Dealer's registered representatives in recommending and offering multiple classes of Shares to its Customers.

     (c) Dealer understands and acknowledges that certain Shares may be subject to a contingent deferred sales charge when such Shares are redeemed. As to such Shares which are not networked, Dealer agrees either (i) to refrain from issuing such Shares in street name, or (ii) to monitor the time period during which the applicable contingent deferred sales charge remains in effect, to deduct from any redemption proceeds the applicable contingent deferred sales charge and to promptly remit to Quasar any such contingent deferred sales charge.

     (d) Dealer agrees that it will arrange for the provision of shareholder services for Customers who have purchased Shares. Dealer may perform these shareholder services itself or subcontract them to a third party of its choice. These shareholder services include, but are not limited to: (i) maintaining accounts relating to Customers that invest in Shares; (ii) providing information periodically to Customers showing their positions in Shares; (iii) arranging for bank wires; (iv) responding to Customer inquiries relating to the services performed by Dealer; (v) responding to routine inquiries from Customers concerning their investments in Shares; (vi) forwarding shareholder communications from the Funds (such as proxies, annual and semi-annual shareholder reports and dividend, distribution and tax notices) to Customers;
(vii) processing purchase, exchange and redemption requests from Customers and placing such orders with the Funds' service providers; (viii) assisting Customers in changing dividend options, account designations, and addresses; and
(ix) processing dividend payments from the Funds on behalf of Customers. The Dealer may also provide subaccounting with respect to Shares beneficially owned by Customers and provide such other similar services to the extent Dealer is permitted to do so under applicable laws or regulations.

     2. PROCEDURES FOR PURCHASES. The procedures relating to all orders and the handling of them shall be made in accordance with the procedures set forth in each Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Dealer by Quasar from time to time.

     Dealer shall be permitted to accept orders for the purchase, exchange or redemption of Shares of the Funds on each business day that the New York Stock Exchange is open for business and a Fund's net asset value is determined ("Business Day"). Dealer shall not be required to accept orders on any Business Day on which Dealer is not open for business. If orders are accepted by Dealer prior to the latest time at which a Fund's net asset value is to be calculated as determined by its Board of Directors/Trustees, which is typically as of the close of the New York Stock Exchange on that Business Day ("Close of Trading"), such orders shall be treated as having been received on that Business Day. If such orders are received after Close of Trading on a Business Day, they shall not be treated as having been accepted by Dealer on such Business Day.

All purchase orders shall be placed at, and in accordance with the applicable discount schedules set forth in the Fund's Prospectus.

     3. SETTLEMENT AND DELIVERY FOR PURCHASES. Transactions shall be settled by Dealer by payment in federal funds of the full purchase price to the Fund's transfer agent in accordance with applicable procedures. Payment for Shares shall be received by the Fund's transfer agent by the later of (a) the end of the third business day following Dealer's receipt of the Customer's order to purchase such Shares or (b) the end of one business day following Dealer's receipt of the Customer's payment for such Shares, but in no event later than the end of the sixth business day following Dealer's receipt of the Customer's order. If such payment is not received within the time specified, the sale may be canceled forthwith without any responsibility or liability on Quasar's part or on the part of the Funds to Dealer or its Customers. In addition, Dealer will be responsible to the Fund and/or Quasar for any losses suffered on the transaction.

     4. PROCEDURES FOR REDEMPTION, REPURCHASE AND EXCHANGE. Redemptions or repurchases of Shares as well as exchange requests shall be made in accordance with the procedures set forth in each Fund's Prospectus, and to the extent consistent with the Prospectus, written instructions forwarded to Dealer by Quasar from time to time.

     5. COMPENSATION. On each purchase of Shares by Dealer from Quasar, Dealer shall be entitled to receive such dealer allowances, concessions, finder's fees, sales charges, discounts and other compensation, if any, as described and set forth in each Fund's Prospectus. Sales charges and discounts to dealers, if any, may be subject to reductions under a variety of circumstances if described in each Fund's Prospectus. To obtain any such reductions, Quasar must be notified when a sale takes place that would qualify for the reduced charge. If any Shares sold by Dealer under the terms of this Agreement are redeemed by a Fund or tendered for redemption or repurchased by a Fund or by Quasar as agent within seven business days after the date Dealer purchased such Shares, Dealer shall notify Quasar in writing and shall forfeit its right to any discount or commission received by or allowed to Dealer from the original sale. Dealer shall not be entitled to any compensation for its services under any 12b-1 plan in effect for a Fund unless Dealer has signed a related agreement.

     6. EXPENSES. Dealer agrees that it will bear all expenses incurred in connection with its performance of this Agreement.

     7. DEALER REGISTRATION.

     (a) Dealer represents and warrants that it (i) is registered as a broker-dealer under the Securities Exchange Act of 1934 (the "1934 Act") or is exempt from registration as a broker-dealer under the 1934 Act, (ii) is qualified as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares or is exempt from registration as a broker-dealer in all states or other jurisdictions in which it sells Fund Shares, and, (iii) if it sells Shares in additional states or jurisdictions in the future, will become qualified to act as a broker-dealer in each such state or jurisdiction prior to selling any Fund Shares or will confirm an exemption from registration as a broker-dealer in each such state or jurisdiction prior to selling any Fund Shares.

     (b) Dealer shall maintain any filings and licenses required by federal and state laws to conduct the business contemplated under this Agreement. Dealer agrees to notify Quasar immediately in the event of any finding that it violated any applicable federal or state law, rule or regulation arising out of its activities as a broker-dealer or in connection with this Agreement, or which may otherwise affect in any material way its ability to act in accordance with the terms of this Agreement.

     (c) If Dealer is registered as a "bank," as such term is defined in Section 3(a)(6) of the 1934 Act, Dealer further represents and warrants that it is a member of the Federal Deposit Insurance Corporation ("FDIC") in good standing and agrees to notify Quasar immediately of any changes in Dealer's status with the FDIC.

     (d) If Dealer is registered as a broker-dealer under the 1934 Act, Dealer represents and warrants that it is a member in good standing of the Financial Industry Regulatory Authority ("FINRA") and that it agrees to abide by the Conduct Rules of the FINRA. Dealer agrees to notify Quasar immediately in the event of its expulsion or suspension from the FINRA.

     (e) If Dealer is registered as a broker-dealer under the 1934 Act, Dealer further represents and warrants that it is a member of the Securities Investor Protection Corporation ("SIPC") in good standing and agrees to notify Quasar immediately of any changes in Dealer's status with SIPC.

     8. COMPLIANCE WITH FEDERAL AND STATE LAWS.

     (a) Dealer will not sell any of the Shares except in compliance with all applicable federal and state securities and banking laws. In connection with sales and offers to sell Shares, Dealer will furnish or cause to be furnished to each person to whom any such sale or offer is made, at or prior to the time of offering or sale, a copy of the Prospectus and, if requested, the related Statement of Additional Information ("SAI"). Quasar shall be under no liability to Dealer except for lack of good faith and for obligations expressly assumed by Quasar herein. Nothing herein contained, however, shall be deemed to be a condition, stipulation or provision binding any persons acquiring any security to waive compliance with, or to relieve the parties hereto from any liability arising under, the federal securities laws.

     (b) Quasar or its agent shall, from time to time, inform Dealer as to the states and jurisdictions in which Quasar believes the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states and jurisdictions. Dealer agrees that it will not knowingly offer or sell Shares in any state or jurisdiction in which such Shares are not qualified, unless any such offer or sale is made in a transaction that qualifies for an exemption from registration.

     (c) Quasar assumes no responsibility in connection with the registration of Dealer under the laws of the various states or under federal law or Dealer's qualification under any such law to offer or sell Shares.

     9. UNAUTHORIZED REPRESENTATIONS. No person is authorized to make any representations concerning Shares of the Funds except those contained in the Prospectus, SAI and printed information issued by each Fund or by Quasar as information supplemental to each Prospectus. Quasar shall, upon request, supply Dealer with reasonable quantities of Prospectuses and SAIs. Dealer agrees not to use other advertising or sales material relating to the Funds unless approved by Quasar in advance of such use. Neither party shall use the name of the other party in any manner without the other party's written consent, except as required by any applicable federal or state law, rule or regulation, and except pursuant to any mutually agreed upon promotional programs.

     10. CONFIRMATIONS. Dealer agrees to send confirmations of orders to its Customers as required by Rule 10b-10 of the 1934 Act and applicable banking laws and regulations. In the event the Customers of Dealer place orders directly with the Fund or any of its agents, confirmations will be sent to such Customers, as required, by the Fund's transfer agent.

     11. RECORDS. Dealer agrees to maintain all records required by applicable state and federal laws and regulations relating to the offer and sale of Shares to its Customers, and upon the reasonable request of Quasar, or of the Funds, to make these records available to Quasar or the Fund's administrator as reasonably requested. On orders placed directly with the Fund or its agents, the Fund's transfer agent will maintain all records required by state and federal laws and regulations relating to the offer and sale of Shares.

     12. TAXPAYER IDENTIFICATION NUMBERS. Dealer agrees to obtain any taxpayer identification number certification from its Customers required under the Internal Revenue Code and any applicable Treasury regulations, and to provide Quasar or its designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

     13. INDEMNIFICATION.

     (a) Dealer shall indemnify and hold harmless Quasar, each Fund, the transfer agent and administrator of the Funds, and their respective affiliates, officers, directors, agents, employees and controlling persons from all direct or indirect liabilities, losses or costs (including reasonable attorneys' fees) arising from, related to or otherwise connected with any breach by Dealer of any provision of this Agreement.

     (b) Quasar shall indemnify and hold harmless Dealer and its affiliates, officers, directors, agents, employees and controlling persons from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys' fees) arising from, related to or otherwise connected with any breach by Quasar of any provision of this Agreement.

     (c) The agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (the "Indemnified Party") notifying the other party (the "Indemnifying Party") promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party, unless failure to give such notice does not prejudice the Indemnifying Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this subparagraph
(c) shall not relieve the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

     14. NO AGENCY CREATED. Nothing in this Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of any of the Funds or of Quasar, and Dealer is not authorized to act for Quasar or for any Fund or to make any representations on Quasar's or the Funds' behalf. Dealer acknowledges that this Agreement is not exclusive and that Quasar may enter into similar arrangements with other institutions.

     15. TERM, TERMINATION, ASSIGNMENT AND AMENDMENT.

     (a) This Agreement shall commence on the date first set forth above and shall continue in effect with respect to a Fund for more than one year only so long as such continuance is specifically approved by such Fund at least annually in conformity with the requirements of the 1940 Act.

     (b) Either party to this Agreement may terminate this Agreement by giving ten days' written notice to the other.

     (c) This Agreement shall terminate automatically with respect to any Fund if (i) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, is brought under any federal or state law by or against Dealer, (ii) Dealer's registration, if any, as a broker-dealer with the Securities and Exchange Commission is suspended or revoked, (iii) Dealer's FINRA membership, if any, is suspended or revoked, (iv) Dealer is not registered as a broker-dealer under the 1934 Act or in a state or other jurisdiction in which it sells Fund Shares and there is not an applicable exemption from registration as a broker-dealer under the 1934 Act or in the state or other jurisdiction in which it sells Fund Shares, (v) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against Dealer, or (vi) the Distribution Agreement between Quasar and such Fund is terminated (including as a result of an assignment). This Agreement also shall terminate automatically in the event of its "assignment," within the meaning of the 1940 Act.

     (d) Termination of this Agreement by operation of this Paragraph 15 shall not affect any unpaid obligations under Paragraphs 3, 5 or 6 of this Agreement or the liability, legal and indemnity obligations set forth under Paragraphs 7, 8, 9 or 13 of this Agreement.

     (e) This Agreement may be amended by Quasar upon written notice to Dealer, and Dealer shall be deemed to have consented to such amendment upon effecting any purchases of Shares for its own account or on behalf of any Customer's accounts following Dealer's receipt of such notice.

     16. NOTICES. Except as otherwise specifically provided in this Agreement, any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service or 3 days after sent by registered or certified mail, postage prepaid, return receipt requested or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

Notice to Quasar shall be sent to:

     Quasar Distributors, LLC
     Attn: Dealer Agreement Department
     615 East Michigan Street
     Milwaukee, WI 53202

notice to Dealer shall be sent to:
_____________________________________

_____________________________________

_____________________________________

_____________________________________

     17. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     18. GOVERNING LAW. This Agreement shall be construed in accordance with the laws (without regard, however, to conflicts of law principles) of the State of Wisconsin, provided that no provision shall be construed in a manner not consistent with the 1940 Act or any rule or regulation thereunder.

     19. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the then existing FINRA Code of Arbitration Procedure. Any arbitration shall be conducted in Milwaukee, Wisconsin, and each arbitrator shall be from the securities industry. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     20. CONFIDENTIALITY. Quasar and Dealer agree to preserve the confidentiality of any and all materials and information furnished by either party in connection with this Agreement. The provisions of this Paragraph shall not apply to any information which is: (a) independently developed by the receiving party, provided the receiving party can satisfactorily demonstrate such independent development with appropriate documentation; (b) known to the receiving party prior to disclosure by the disclosing party; (c) lawfully disclosed to the receiving party by a third party not under a separate duty of confidentiality with respect thereto to the disclosing party; or (d) otherwise publicly available through no fault or breach by the receiving party.

     In accordance with Regulation S-P, the parties hereto will not disclose any non-public personal information, as defined in Regulation S-P, regarding any Customer; provided, however, that Dealer or Quasar may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to Dealer or Quasar, or as may be required by law. Both parties agree to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

     21. ANTI-MONEY LAUNDERING PROGRAM. Dealer represents and warrants that it has adopted an anti-money laundering program ("AML Program") that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the "PATRIOT Act," and together with the Bank Secrecy Act, the "Act"), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the FINRA or any other applicable self-regulatory organization (collectively, "AML Rules and Regulations"). Dealer further represents that its AML Program, at a minimum, (a) designates a compliance officer to administer and oversee the AML Program, (b) provides ongoing employee training, (c) includes an independent audit function to test the effectiveness of the AML Program, (d) establishes internal policies, procedures, and controls that are tailored to its particular business, (e) will include a customer identification program consistent with the rules under section 326 of the Act, (f) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (g) provides for screening all new and existing customers against the Office of Foreign Asset Control ("OFAC") list and any other government list that is or becomes required under the Act, and (h) allows for appropriate regulators to examine Dealer's AML books and records.

     22. MARKET TIMING. Dealer represents that it has and will maintain policies and procedures to detect and prevent any market timing transaction that contravenes the restrictions or prohibitions on market timing, if any, as found in the Funds' Prospectus and/or SAI. Dealer acknowledges that it is responsible for the sales activities of its licensed representatives including, among other things, improper trading activity in violation of the terms and conditions of the Funds' Prospectus.

                            (signature page follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated as of the day and year first written above.

                                        QUASAR DISTRIBUTORS, LLC


                                        By:
                                           -------------------------------------
                                        Name and Title: James R. Schoenike,
                                                        President

                                        [DEALER]


                                        By:
                                           -------------------------------------
                                        Name and Title:
                                                       -------------------------

                                   SCHEDULE A

                              First American Funds

FIRST AMERICAN INVESTMENT FUNDS, INC. (available share classes)

   Arizona Tax Free Fund (A, C, Y)
   California Tax Free Fund (A, C, Y)
   Colorado Tax Free Fund (A, C, Y)
   Core Bond Fund (A, C, R, Y)
   Equity Income Fund (A, C, R, Y)
   Equity Index Fund (A, C, R, Y)
   Global Infrastructure Fund (A, C, R, Y)
   High Income Bond Fund (A, C, R, Y)
   Inflation Protected Securities Fund (A, C, R, Y)
   Intermediate Government Bond Fund (A, C, R, Y)
   Intermediate Tax Free Fund (A, C, Y)
   Intermediate Term Bond Fund (A, Y)
   International Fund (A, C, R, Y)
   International Select Fund (A, C, R, Y)
   Large Cap Growth Opportunities Fund (A, C, R, Y)
   Large Cap Select Fund (A, C, R, Y)
   Large Cap Value Fund (A, C, R, Y)
   Mid Cap Growth Opportunities Fund (A, C, R, Y)
   Mid Cap Index Fund (A, C, R, Y)
   Mid Cap Select Fund (A, C, Y)
   Mid Cap Value Fund (A, C, R, Y)
   Minnesota Intermediate Tax Free Fund (A, C, Y)
   Minnesota Tax Free Fund (A, C, Y)
   Missouri Tax Free Fund (A, C, Y)
   Nebraska Tax Free Fund (A, C, Y)
   Ohio Tax Free Fund (A, C, Y)
   Oregon Intermediate Tax Free Fund (A, Y)
   Quantitative Large Cap Core Fund (A, C, Y)
   Quantitative Large Cap Value Fund (A, C, Y)
   Quantitative Large Cap Growth Fund (A, C, Y)
   Real Estate Securities Fund (A, C, R, Y)
   Short Tax Free Fund (A, Y)
   Short Term Bond Fund (A, C, Y)
   Small Cap Growth Opportunities Fund (A, C, R, Y)
   Small Cap Index Fund (A, C, R, Y)
   Small Cap Select Fund (A, C, R, Y)
   Small Cap Value Fund (A, C, R, Y)
   Tax Free Fund (A, C, Y)
   Total Return Bond Fund (A, C, R, Y)
   U.S. Government Mortgage Fund (A, C, R, Y)

FIRST AMERICAN FUNDS, INC. (available share classes)

   Government Obligations Fund (A, Y)
   Prime Obligations Fund (A, C, Y)
   Tax Free Obligations Fund (A, Y)
   Treasury Obligations Fund (A, Y)
   U.S. Treasury Money Market Fund (A, Y)

FIRST AMERICAN STRATEGY FUNDS, INC. (available share classes)

   Strategy Aggressive Growth Allocation Fund (A, C, R, Y)
   Strategy Balanced Allocation Fund (A, C, R, Y)
   Strategy Conservative Allocation Fund (A, C, R, Y)
   Strategy Growth Allocation Fund (A, C, R, Y)